Exhibit 99.1

ArriVent BioPharma Reports First Quarter 2024 Financial Results

●	Presented preclinical firmonertinib (formerly furmonertinib) data at the 2024 American Association for Cancer Research (“AACR”) Annual Meeting
●	Dosed first patient in Phase 1b combination study of firmonertinib and ICP-189 for advanced or metastatic non-small cell lung cancer (“NSCLC”) with epidermal growth factor receptor (“EGFR”) classical mutations
●	Strong financial position with cash and cash equivalents of $317.4 million as of March 31, 2024

NEWTOWN SQUARE, PA, May 8, 2024 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (“Company” or “ArriVent”) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the first quarter ended March 31, 2024, and highlighted recent Company progress.

“In the first quarter of this year, we continued our strong progress as we fully enrolled our NSCLC EGFR PACC mutation Phase 1b cohort in our FURTHER study and initiated a Phase 1b combination study of firmonertinib and ICP-189, a SHP2 inhibitor, in NSCLC patients with EGFR classical mutations. This underscores our comprehensive development plan to maximize the potential of firmonertinib across EGFR mutant NSCLC,” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “We were also proud to present data at the AACR annual meeting, which further demonstrated that firmonertinib was observed to be broadly active preclinically across a wide range of EGFR uncommon mutations in NSCLC, including PACC and exon 20 insertion mutations. We look forward to continuing building upon these milestones as we work to give cancer patients important new treatment options.”

First Quarter 2024 and Recent Highlights

Firmonertinib

●	Presentation of preclinical data for firmonertinib at the 2024 AACR Annual Meeting. ArriVent presented preclinical data evaluating firmonertinib in NSCLC with EGFR exon 20 insertion mutations and P-loop and alpha-c helix compressing (“PACC”) mutations at the AACR Annual Meeting in April 2024. In the preclinical study firmonertinib, a highly brain penetrant mutant-selective EGFR inhibitor, was observed to be broadly active across a wide range of uncommon mutations including PACC and exon 20 insertion mutations.

●	Initiation of the Phase 1b combination study with firmonertinib and ICP-189, a novel Src Homology 2 domain containing protein tyrosine phosphatase (“SHP2”) allosteric inhibitor. ArriVent, in partnership with InnoCare Pharma, dosed its first patient in the Phase 1b clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in March 2024.

Upcoming Milestones

●	Proof-of-concept data expected in 2024. Firmonertinib is currently being studied in the Phase 1b clinical trial, the FURTHER trial (NCT05364073), in patients with NSCLC EGFR PACC mutations, which has been fully enrolled, with proof-of-concept data expected in 2024.

●	Selection of next-generation antibody drug conjugate (“ADC”) development candidate. ArriVent and its partner, Aarvik Therapeutics, Inc., continue to make progress on selecting a multitarget multivalent ADC development candidate, and expect to complete selection in late 2024 or early 2025.

Corporate Updates

●	Strengthened board leadership. In April 2024, ArriVent appointed Kristine Peterson to its Board of Directors. Ms. Peterson has served on the boards of multiple public biopharmaceutical companies, including Immunocore and ImmunoGen (recently acquired by Abbvie), and brings over 30 years of industry leadership experience having previously served as Chief Executive Officer of Valeritas and Company Group Chair of Johnson and Johnson for their worldwide biotech and oncology groups.

First Quarter 2024 Financial Results

●	As of March 31, 2024, the Company had cash and cash equivalents of $317.4 million, which is expected to fund operations into 2026. Net cash used in operations was $18.6 million and $16.9 million for the quarters ended March 31, 2024 and 2023, respectively.

●	Research and development expenses were $17.0 million and $10.2 million for the quarters ended March 31, 2024 and 2023, respectively. The increase in expense was primarily due to increased headcount and clinical expense related to firmonertinib.

●	General and administrative expenses were $3.7 million and $1.9 million for the quarters ended March 31, 2024 and 2023, respectively. The increase in expense was primarily due to expenses related to expanding the infrastructure necessary for operating as a public company.

●	Net loss was $17.4 million and $12.2 million for the quarters ended March 31, 2024 and 2023, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib (formerly furmonertinib) is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

In October 2023, firmonertinib was granted U.S. Food and Drug Administration Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 1b study evaluating firmonertinib in patients EGFR PACC mutations (FURTHER; NCT05364043). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with InnoCare Pharma.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib compared to available therapies, anticipated clinical milestones, including proof of concept data for firmonertinib in patients with NSCLC EGFR PACC mutations and the selection of an ADC development candidate, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$317,393	$150,389
Prepaid expenses and other current assets	10,087	9,579
Total current assets	327,480	159,968
Right of use assets – operating leases	250	291
Deferred offering costs	—	2,732
Other assets	108	107
Total assets	$327,838	$163,098

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,098	$4,532
Accrued expenses	5,732	6,952
Operating lease liabilities	147	140
Total current liabilities	9,977	11,624
Operating lease liabilities	138	177
Total liabilities	10,115	11,801

Series A convertible preferred stock $0.0001 par value, 150,000,000 shares authorized; 150,000,000 shares issued and outstanding at December 31, 2023	—	149,865
Series B convertible preferred stock $0.0001 par value, 147,619,034 shares authorized; 147,619,034 shares issued and outstanding at December 31, 2023	—	154,625

Stockholders’ equity (deficit):
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 33,493,750 and 2,745,480 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	3	—
Additional paid-in capital	492,982	4,652
Accumulated deficit	(175,262)	(157,845)
Total stockholders’ equity (deficit)	317,723	(153,193)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$327,838	$163,098

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Operating expenses:
Research and development	$16,975	$10,236
General and administrative	3,699	1,936
Total operating expenses	20,674	12,172
Operating loss	(20,674)	(12,172)
Interest income	3,257	—
Net loss	$(17,417)	$(12,172)

Share information:
Net loss per share of common stock, basic and diluted	$(0.70)	$(9.45)
Weighted-average shares of common stock outstanding, basic and diluted	25,046,531	1,287,574

Contact for Investors & Media

Argot Partners

212.600.1902

ArriVent@argotpartners.com